EXHIBIT 99

NEWS RELEASE

PGT Reports 2010 First Quarter Results

VENICE, FL, May 5, 2010 - PGT, Inc. (NASDAQ:  PGTI), the leading U.S. manufacturer and supplier of residential impact-resistant windows and doors, announces financial results for the first quarter ended April 3, 2010.  In our first quarter:

▪	Net sales were $40.5 million, an increase of $4.5 million, or 12.5%, compared to the fourth quarter of 2009. Sales decreased when compared to the prior year first quarter by $1.0 million, or 2.4%.

▪
Gross margin of 27.9% increased compared to both the 2009 fourth quarter gross margin of 25.0% and the first quarter of 2009 gross margin of 23.8%.  Gross margin adjusted for restructuring costs in the 2009 fourth and first quarters were 28.2% and 27.1%, respectively.

▪
Net loss was $2.1 million compared to an adjusted net income of $2.5 million in the fourth quarter of 2009 (which included a $5.4 million tax benefit), and an adjusted net loss of $3.7 million in the first quarter of 2009.

▪
Net loss per diluted share was $0.05, compared to an adjusted net income per diluted share of $0.07 in the fourth quarter of 2009, and an adjusted net loss per diluted share of $0.10 in the first quarter of 2009.

▪	EBITDA was $3.4 million, compared to adjusted EBITDA of $2.9 million in the fourth quarter of 2009 and adjusted EBITDA of $2.0 million in the first quarter of 2009.

“Housing starts in Florida increased 39% compared to the first quarter of 2009, driven mainly by a 55% increase in single family starts.  This is the first year over year increase we have seen since the first quarter of 2006” said Rod Hershberger, PGT’s President and Chief Executive Officer.  “Our sales in the first quarter were positively impacted by our increase in new product sales; including our SpectraGuard vinyl products, our new WinGuard aluminum impact sliding glass door and our new PremierVue vinyl impact line.  Our nation’s focus on energy savings, including tax rebates for windows and doors meeting stringent energy performance standards, provides additional stimulus throughout our market area.  Our recently announced R-5 impact window, the first R-5 impact window in the industry, strengthens our leadership position in the impact market and demonstrates our ability to meet ever increasing energy standards.  Also, in our core markets home inventories have declined to levels not seen since 2006.  We are cautiously optimistic about the near future, and continue to believe in the long-term recovery of the housing market.”

Commenting further on the first quarter of 2010, Jeff Jackson, PGT’s Executive Vice President and Chief Financial Officer, stated, “In the first quarter we had an increase in sequential quarter sales from $36.0 million in the fourth quarter to $40.5 million a 12.5% sales growth. Our sales compared to prior year first quarter were down 2.4%. Also, in the first quarter we saw approximately $2.5 million in benefit from the actions taken to reduce our operating expenses driven by our 2009 cost savings, efficiency initiatives, and working capital initiatives. As a result, first quarter’s EBITDA was $3.4 million, or 8.3% of sales, compared to prior year’s first quarter adjusted EBITDA of $2.0 million, or 4.8% of sales.”

Mr. Jackson continued, “Our recently announced new products, and the results of our strategic initiatives have allowed us to reduce the impact of the continued weak market conditions. Our out of state sales have increased 32% over the prior year first quarter. In light of this increase in sales, we are cautiously hiring direct labor in both plants as needed.  Lastly, we completed our rights offering in March. This offering was 90% subscribed, and generated net cash proceeds of $27.5 million which enabled us to prepay $15 million of outstanding debt and make our recent amendment to our credit facility effective.  As of the end of the first quarter, our net debt was $38 million.”

Conference Call

As previously announced, PGT will hold a conference call Thursday, May 6, 2010, at 10:30 a.m. Eastern Time and will simultaneously broadcast it live over the Internet. To participate in the teleconference, please dial into the call a few minutes before the start time: 877-769-6798 (U.S. and Canada) and 678-894-3060 (international). A replay of the call will be available beginning May 6, 2010, at 1:30 p.m. eastern time through May 27, 2010. To access the replay, dial 800-642-1687 (U.S. and Canada) and 706-645-9291 (international) and refer to pass code 68685052.  The webcast will also be available through the Investor Relations section of the PGT, Inc. website, http://www.pgtinc.com.

About PGT

PGT(R) pioneered the U.S. impact-resistant window and door industry and today is the nation's leading manufacturer and supplier of residential impact-resistant windows and doors. Founded in 1980, the company employs approximately 1,150 at its manufacturing, glass laminating and tempering plants in Florida and North Carolina. Utilizing the latest designs and technology, PGT products are ideal for new construction and replacement projects serving the residential, commercial, high-rise and institutional markets. PGT's product line includes a variety of aluminum and vinyl windows and doors. Product brands include WinGuard (R); SpectraGuard (TM); PremierVue (TM); PGT Architectural Systems; and Eze-Breeze(R). PGT Industries is a wholly owned subsidiary of PGT, Inc. (Nasdaq:PGTI).

Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which necessarily depend upon future events, including statements about forecasted financial performance or other statements about anticipations, beliefs, expectations, hopes, intentions or strategies for the future, may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Readers are cautioned not to place undue reliance on forward-looking statements.  All forward-looking statements are based upon information available to PGT, Inc. on the date this release was submitted.  PGT, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks or uncertainties related to the Company’s revenues and operating results being highly dependent on, among other things, the homebuilding industry, aluminum prices, and the economy.  PGT, Inc. may not succeed in addressing these and other risks.  Further information regarding factors that could affect our financial and other results can be found in the risk factors section of PGT, Inc.'s most recent annual report on Form 10-K filed with the Securities and Exchange Commission. Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.
# # #
CONTACT: PGT, Inc.
Jeffrey T. Jackson
Executive Vice President and C.F.O.
941-480-2714
jjackson@pgtindustries.com

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited - in thousands, except per share amounts)

	Three Months Ended
	April 3,	April 4,
	2010	2009

Net sales	$40,515	$41,514
Cost of sales	29,193	31,619
Gross margin	11,322	9,895
Selling, general and administrative expenses	11,928	15,011
Loss from operations	(606)	(5,116)
Interest expense	1,474	1,578
Other expense (income), net	(20)	6
Loss before income taxes	(2,060)	(6,700)
Income tax benefit	-	-
Net loss	$(2,060)	$(6,700)

Basic net loss per common share	$(0.05)	$(0.19)

Diluted net loss per common share	$(0.05)	$(0.19)

Weighted average common shares outstanding:
Basic	39,738	36,179

Diluted	39,738	36,179

PGT, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	April 3,	January 2,
	2010	2010
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$15,171	$7,417
Accounts receivable, net	16,494	14,213
Inventories	11,355	9,874
Deferred income taxes	622	622
Other current assets	9,774	7,860
Total current assets	53,416	39,986

Property, plant and equipment, net	62,223	65,104
Other intangible assets, net	66,026	67,522
Other assets, net	1,273	1,018
Total assets	$182,938	$173,630

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$15,881	$16,607
Current portion of long-term debt and capital lease obligations	106	105
Total current liabilities	15,987	16,712
Long-term debt and capital lease obligations	53,136	68,163
Deferred income taxes	17,937	17,937
Other liabilities	2,386	2,609
Total liabilities	89,446	105,421

Total shareholders' equity	93,492	68,209
Total liabilities and shareholders' equity	$182,938	$173,630

PGT, INC. AND SUBSIDIARY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO THEIR GAAP EQUIVALENTS
(unaudited - in thousands, except per share amounts)

	Three Months Ended
	April 3,	April 4,	January 2,
	2010	2009	2010
Reconciliation to Adjusted Net Loss (Income) and Adjusted Net Loss (Income) per share (1):

Net loss (income)	$(2,060)	$(6,700)	$301
Reconciling item:
Restructuring charge (2)	-	3,002	1,490
Asset impairment charge (3)	-	-	742
Tax effect of reconciling item	-	-	-
Adjusted net loss	$(2,060)	$(3,698)	$2,533

Weighted average shares outstanding:
Diluted (4)	39,738	36,179	37,031

Adjusted net loss (income) per share - diluted	$(0.05)	$(0.10)	$0.07

Reconciliation to EBITDA and Adjusted EBITDA:
Net loss (income)	$(2,060)	$(6,700)	$301
Reconciling items:
Depreciation and amortization expense	3,965	4,096	4,074
Interest expense	1,474	1,578	1,648
Income tax benefit	-	-	(5,403)
EBITDA	3,379	(1,026)	620
Add:
Restructuring charge (2)	-	3,002	1,490
Asset impairment charge (3)	-	-	742
Adjusted EBITDA	$3,379	$1,976	$2,852
Adjusted EBITDA as percentage of net sales	8.3%	4.8%	7.9%

(1) The Company's non-GAAP financial measures were explained in its Form 8-K filed May 5, 2010.

(2) Represents charges related to restructuring actions taken in the first and fourth quarters of 2009. These charges relate primarily to employee separation costs. Of the $3.0 million restructuring charge in the first quarter of 2009, $1.4 million is included in cost of goods sold and $1.6 million is included in selling, general and administrative expenses. Of the $1.5 million restructuring charge in the fourth quarter of 2009, $1.1 million is included in cost of goods sold, and $0.4 million is included in selling, general and administrative expenses.

(3) Represents the write-down of the value of the Lexington, North Carolina property.

(4) Due to the net losses in the first quarters of 2010 and 2009 , the effect of equity compensation plans is anti-dilutive. Weighted average common shares outstanding for 2009 have been restated to give effect to the bonus element contained in the 2010 rights offering.